SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549




                             FORM 8-K
                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934




Date of Report (Date of earliest event reported):  July 15, 1998




                         THE PANDA PROJECT, INC.
        (Exact name of registrant as specified in its charter)



FLORIDA                      0-24030                      65-0323354
(State of other juris-     (Commission                   (IRS Employer
diction of incorporation)   File Number)                Identification
                                                               Number)

901 Yamato Road
Boca Raton, Florida                             33431
(Address of principal executive offices)      (Zip Code)


Registrant's telephone number, including area code:    (561) 994-2300





             ---------------------------------------------
     (Former name or former address, if changed since last report)










Item 5.   Other Events
          ------------

     On July 17, 1998, the Company borrowed $250,000 from Helix (PEI) Inc. ("Helix"). The loan is due and payable on the earlier of August 15, 1998 or the date in which the Company closes its next round of financing. Helix also agreed to extend the due date of a previous note due July 10, 1998 to coincide with the due date of this note. The loan is secured by the Company's intellectual property. With respect to the loan, the Company also agreed to issue Helix warrants to purchase an aggregate of 100,000 shares of the Company's Common Stock at an exercise price equal to $3.0625 per share, or the price per share at which the next equity financing is carried out by the Company, if less. The warrants have a term of two years. Helix and its affiliates currently hold approximately 12% of the Company's Common Stock. James T. A. Wooder, a director of the Company, is a Vice President of Helix's parent, Helix Investments (Canada), Inc.


Item 7.   Financial Statements and Exhibits
          ---------------------------------

          (c)  Exhibits

          10.1 Secured Promissory Note dated July 17, 1998 issued to Helix (PEI) Inc.


Item 9.   Sales of Equity Securities Pursuant to Regulation S
          ---------------------------------------------------

     On July 15, 1998, The Panda Project, Inc. (the "Company") issued 5,000 shares of Common Stock to Ballin & Partner. Such shares were issued in consideration for services having an agreed value of $18,125. Such shares were issued pursuant to an exemption from registration under Regulation S under the Securities Act of 1933; such issuance was made solely to non-U.S. persons in an offshore transaction and resale of such securities is restricted in the manner provided in Regulation S.

     On July 15, 1998, the Company issued a Warrant to Martech Associates to purchase 25,000 shares of Common Stock of the Company at an exercise price of $3.625 per share. Such Warrant is exercisable until July 15, 2000. Such Warrant was issued pursuant to an exemption from registration under Regulation S under the Securities Act of 1933; such issuance was made solely to non-U.S. persons in an offshore transaction and resale of such securities is restricted in the manner provided in Regulation S.





                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        THE PANDA PROJECT, INC.


                                        By:  /s/ C. Daryl Hollis
                                            -----------------------
                                             C. Daryl Hollis
                                             Chief Financial Officer
Dated:  July 30, 1998